EXHIBIT 99.1

NEWS RELEASE Lakes Entertainment, Inc. 130 Cheshire Lane Minnetonka, MN 55305 952-449-9092 952-449-9353 (fax) www.lakesentertainment.com Traded: Nasdaq “LACO”

FOR FURTHER INFORMATION CONTACT:

Timothy J. Cope 952-449-7030

FOR IMMEDIATE RELEASE:
Friday, March 18, 2005

LAKES ENTERTAINMENT, INC. ANNOUNCES EXTENSION OF FILING DATE FOR FORM 10-K

MINNEAPOLIS, March 18, 2005 — Lakes Entertainment, Inc. (Nasdaq “LACO”) today announced that it has notified the SEC that it will need to delay the filing of its annual report on Form 10-K for the year ended January 2, 2005.

     The notification provides an extension to file the Form 10-K no later than 15 calendar days after its original due date of March 18. If filed within that time frame, Lakes will have satisfied the SEC’s requirement for a timely submission of the Form 10-K.

     The filing delay is in response to comments Lakes has received from the SEC staff on Lakes’ Form 10-K for the year ended December 28, 2003, related to a review of Lakes’ financial statements. The comments would affect the company’s current Form 10-K filing. The delay enables Lakes to continue its discussions with the SEC staff about its comments before filing the Form 10-K.

     The SEC staff has questioned Lakes’ accounting for development costs and advances related to Indian casinos. Lakes has responded to the SEC staff’s comments; however, the comments have not yet been resolved.

     Lakes emphasized that the delay relates to SEC comments about the appropriateness of including development costs and advances as assets on its balance sheet, not a failure to disclose events or risks. The SEC’s comments stem from a staff review of Lakes’ financial filings, as required for every public company at least once every three years under the Sarbanes-Oxley Act of 2002.

     “The SEC comments do not affect Lakes’ cash position, its business model or the potential of our various casino projects,” said Lyle Berman, Chairman and Chief Executive Officer of Lakes Entertainment. “The discussion we’re having with the SEC is related entirely to the financial statement treatment of certain transactions recognized under accounting principles for our industry.”

     Lakes records costs and advances to Indian tribes for the development of casinos as assets on its balance sheet. Lakes believes that recording development costs and advances as assets, as consistently reflected in its audited financial statements, is in accordance with generally accepted accounting principles. Lakes believes its accounting is consistent with the treatment of such costs and advances by other publicly traded companies with similar Indian casino development agreements. Specifically, participants in the Indian gaming industry regularly fund development costs for new Indian casinos and make advances to Indian tribes. In Lakes’ 15 years in the Indian gaming industry (including the experience of Lakes’ predecessor, Grand Casinos, Inc.), Lakes and the other participants in the industry have generally followed similar accounting practices to those currently followed by Lakes.

About Lakes Entertainment

     Lakes Entertainment, Inc. currently has development and management agreements with five separate Tribes for new casino operations in Michigan, California, Texas and Oklahoma, a total of seven separate casino sites. In addition, Lakes has announced plans to develop a company owned casino resort project in Vicksburg, Mississippi. The Company also owns approximately 64% of WPT Enterprises, Inc. (Nasdaq:WPTE), a separate publicly held media and entertainment company principally engaged in the development, production and marketing of gaming themed televised programming, the licensing and sale of branded products and the sale of corporate sponsorships.

     The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by Lakes Entertainment, Inc.) contains statements that are forward-looking, such as statements relating to plans for future expansion and other business development activities as well as other capital spending, financing sources and the effects of regulation (including gaming and tax regulation) and competition. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the Company. These risks and uncertainties include, but are not limited to, SEC staff comments that question various aspects of Lakes’ financial statements, which comments have not yet been resolved, possible delays in completion of Lakes’ casino projects, including various regulatory approvals and numerous other conditions which must be satisfied before completion of these projects; possible termination or adverse modification of management contracts; continued indemnification obligations to Grand Casinos; highly competitive industry; possible changes in regulations; reliance on continued positive relationships with Indian tribes and repayment of amounts owed to Lakes by Indian tribes; possible need for future financing to meet Lakes’ expansion goals; risks of entry into new businesses; reliance on Lakes’ management; and the fact that the WPT shares held by Lakes are currently not liquid assets, and there is no assurance that Lakes will be able to realize value from these holdings equal to the current or future market value of WPT common stock. There are also risks and uncertainties relating to WPT that may have a material effect on the Company’s consolidated results of operations or the market value of the WPT shares held by the Company, including WPT’s significant dependence on the Travel Channel as a source of revenue; the potential that WPT’s television programming will fail to maintain a sufficient audience; the risk that competitors with greater financial resources or marketplace presence might develop television programming that would directly compete with WPT’s television programming; the risk that WPT may not be able to protect its entertainment concepts, current and future brands and other intellectual property rights; risks associated with future expansion into new or complementary businesses; the termination or impairment of WPT’s relationships with key licensing and strategic partners; and WPT’s dependence on its senior management team. For more information, review the Company’s filings with the Securities and Exchange Commission.